Exhibit 99.1
Hanesbrands Inc
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-4400
FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386
Analysts and Investors, contact:	Brian Lantz, (336) 519-7130
HANESBRANDS INC. REPORTS SECOND-QUARTER 2007 RESULTS
WINSTON-SALEM, N.C. (July 26, 2007) – Hanesbrands Inc. (NYSE: HBI), a leading marketer of innerwear, outerwear and hosiery apparel, today reported results for the 2007 second quarter.
Total net sales were $1.12 billion, comparable to last year, and earnings per diluted share were $0.26, which, as expected, were significantly lower than a year ago primarily because of several factors related to the company’s new independent structure following its spinoff in September 2006.
“Hanesbrands continued executing its key improvement strategies in the quarter and delivered strong cash flow,” Hanesbrands Chief Executive Officer Richard A. Noll said. “Sales in the quarter were comparable to a year ago, and our expanded margins for the first half were driven by strong cost controls. Our cash flow allowed us to make additional prepayments on long-term debt and repurchase shares in the quarter.”
Quarter and Six-Month Financial Highlights
Financial highlights for the quarter and six-month period ended June 30, 2007, include:
•	Total net sales in the quarter increased by $2 million to $1.12 billion from the year-ago quarter ended July 1, 2006.

The company continues to focus on driving innovation in the innerwear segment and improving the mix of products sold in the outerwear segment.

Hanesbrands Inc. Reports Second-Quarter 2007 Results – Page 2
•	Operating profit, based on generally accepted accounting principles, was $88.1 million in the quarter, up from $79.9 million a year ago, and was $157.0 million in the first six months, compared with $176.1 million a year ago.

The company’s operating profit margin excluding actions was 11.2 percent in the quarter and 10.0 percent in the first six months. A year ago, the operating profit margin excluding actions was 8.4 percent in the second quarter and 9.1 percent in the six-month period.

“We are pleased with the operating profit margin excluding actions for the first six months of the year,” Noll said. “Our ability to exert tight cost controls and execute on our improvement and streamlining plans is delivering results. We are seeing the benefits of past cost-reduction efforts, including moving production to lower-cost countries as part of our long-term supply chain globalization initiative.”

•	Diluted earnings per share were $0.26 in the quarter, compared with $0.62 a year ago. For the six-month period, diluted EPS was $0.39 compared with $1.39 a year ago. The decrease in earnings per share reflected increased interest expense and a higher effective income tax rate as a result of the company’s independent structure, as well as higher restructuring and related charges.

Diluted EPS excluding actions was $0.54 in the quarter compared with $0.73 a year ago, and for the six-month period was $0.81 versus $1.55 a year ago.

•	Using cash flow from operations, the company paid down long-term debt by $53 million, of which $50 million was a prepayment, and repurchased $16 million of company stock.
(Operating profit margin excluding actions and diluted EPS excluding actions are non-GAAP measures used to better assess underlying business performance because they exclude the effect of unusual actions that are not directly related to operations. The unusual actions in the quarter and six-month period were plant closings and reorganization, amortization of gain on postretirement benefits, nonrecurring spinoff and related charges, other expenses and the tax effect on these items. See Table 4A and 4B for details and reconciliation with reported operating results.)
Other Highlights
Hanesbrands continues to build its largest and strongest brands in core categories through innovation in key items. On July 9, Hanes launched its latest “Look Who” national advertising campaign supporting men’s underwear by featuring actor Cuba Gooding Jr. and basketball great Michael Jordan. The men’s campaign follows the successful Hanes All-Over Comfort Bra advertising launch in March featuring celebrity Jennifer Love Hewitt that has accelerated retail sell-through of the bra.

Hanesbrands Inc. Reports Second-Quarter 2007 Results – Page 3
In April, the Bali “Live Beautifully” advertising campaign launched, and outdoor advertising for Barely There won a 2007 OBIE Award, outdoor advertising’s greatest honor.
Hanesbrands continues to execute its long-term global supply chain strategy of moving production to lower-cost countries to increase competitiveness. In the second quarter of 2007, the company announced plans to close 12 production plants in four countries and eliminate managerial and administrative jobs by the end of the year. The company recognized $39.6 million in restructuring and related charges in the quarter for those and previously announced actions. Of the charge, $11.9 million was noncash.
“We are very pleased with the progress we have made in moving production to lower-cost countries and reducing costs,” Noll said. “While we continue to reap the benefits from these past actions, we are focused on executing our latest production moves and organizational streamlining to gain additional benefits. We are now slightly ahead of schedule with our cost-reduction and globalization strategy.”
Hanesbrands Policy on Guidance
Hanesbrands follows a policy of not providing quarterly or annual EPS guidance. The company plans to communicate appropriately to provide investors with an understanding of long-term goals, the trends associated with its business and current financial performance.
Webcast Conference Call
Hanesbrands will host a live Internet webcast of its quarterly investor conference call at 10 a.m. EDT today. The live Internet broadcast may be accessed on the home page of the Hanesbrands corporate Web site, www.hanesbrands.com. The call is expected to conclude by 11 a.m. EDT.
An archived replay of the conference call webcast will be available in the investors section of the Hanesbrands corporate Web site. A telephone playback will be available from approximately noon EDT today until midnight EDT on Aug. 2, 2007. The replay will be available by calling toll-free (800) 642-1687, or via toll-call at (706) 645-9291. The replay pass code is 7028548.
Cautionary Statement Concerning Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements, including those regarding our launch as an independent company and the benefits expected from that launch, our long-term goals, and trends associated with our business. These forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements. These risks and uncertainties include the following: our ability to migrate our production

Hanesbrands Inc. Reports Second-Quarter 2007 Results – Page 4
and manufacturing operations to lower-cost countries around the world; our ability to effectively implement other components of our business strategy; costs and adverse publicity from violations of labor or environmental laws by us or our suppliers; our ability to successfully manage adverse changes in social, political, economic, legal and other conditions affecting our foreign operations; retailer consolidation and other changes in the apparel essentials industry; our ability to keep pace with changing consumer preferences; loss of or reduction in sales to, or financial difficulties experienced by, any of our top customers; fluctuations in the price or availability of cotton or labor; our substantial debt and debt-service requirements that restrict our operating and financial flexibility and impose significant interest and financing costs; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including the 2006 Annual Report on Form 10-K, 2007 quarterly reports on Form 10-Q and current reports on Form 8-K, registration statements, press releases and other communications. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
Hanesbrands Inc.
Hanesbrands Inc. is a leading marketer of innerwear, outerwear and hosiery apparel under strong consumer brands, including Hanes, Champion, Playtex, Bali, Just My Size, barely there and Wonderbra. The company designs, manufactures, sources and sells T-shirts, bras, panties, men’s underwear, children’s underwear, socks, hosiery, casualwear and activewear. Hanesbrands has approximately 50,000 employees in 24 countries. More information may be found on the company’s Web site at www.hanesbrands.com.
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TABLE 1
HANESBRANDS INC.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per-share amounts)
(Unaudited)

	Quarter Ended			Six Months Ended
	June 30, 2007	July 1, 2006	% Change	June 30, 2007	July 1, 2006	% Change
Net sales:
Innerwear	$691,504	$685,479		$1,281,951	$1,279,099
Outerwear	263,596	270,523		547,231	537,809
Hosiery	51,402	56,873		125,095	134,187
International	109,001	110,472		199,778	202,438
Other	17,644	8,292		33,042	25,289

Total segment net sales	1,133,147	1,131,639		2,187,097	2,178,822
Less: Intersegment	11,240	11,506		25,296	25,829

Total net sales	1,121,907	1,120,133	0.2%	2,161,801	2,152,993	0.4%

Cost of sales	741,550	738,672		1,441,765	1,430,640

Gross profit	380,357	381,461	-0.3%	720,036	722,353	-0.3%
As a % of net sales	33.9%	34.1%		33.3%	33.6%

Selling, general and administrative expenses	266,017	302,597		520,584	545,967
As a % of net sales	23.7%	27.0%		24.1%	25.4%

Restructuring	26,225	(1,046)		42,471	238

Operating profit	88,115	79,910	10.3%	156,981	176,148	-10.9%
As a % of net sales	7.9%	7.1%		7.3%	8.2%

Other expenses	551	—		551	—
Interest expense, net	51,230	5,768		102,947	8,868

Income before income tax expense	36,334	74,142		53,483	167,280
Income tax expense	10,900	14,857		16,045	33,403

Net income	$25,434	$59,285	-57.1%	$37,438	$133,877	-72.0%

Earnings per share (1):
Basic	$0.26	$0.62		$0.39	$1.39
Diluted	$0.26	$0.62		$0.39	$1.39

Weighted average shares outstanding (1):
Basic	96,254	96,306		96,343	96,306
Diluted	97,224	96,306		97,136	96,306

(1)	For the quarter and six months ended July 1, 2006, basic and diluted EPS were computed using the number of common stock shares outstanding on the spinoff date (September 5, 2006).

TABLE 2
HANESBRANDS INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	June 30, 2007	December 30, 2006
Assets
Cash and cash equivalents	$176,393	$155,973
Trade accounts receivable	555,875	488,629
Inventories	1,233,787	1,216,501
Other current assets	193,721	210,077

Total current assets	2,159,776	2,071,180

Property, net	503,052	556,866
Intangible assets and goodwill	420,358	418,706
Other noncurrent assets	395,275	388,868

Total assets	$3,478,461	$3,435,620

Liabilities
Accounts payable and accrued liabilities	$652,469	$587,542
Other current liabilities	13,291	23,639

Total current liabilities	665,760	611,181

Long-term debt	2,440,250	2,484,000
Other noncurrent liabilities	243,014	271,168

Total liabilities	3,349,024	3,366,349

Equity	129,437	69,271

Total liabilities and equity	$3,478,461	$3,435,620

TABLE 3
HANESBRANDS INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Six Months Ended
	June 30, 2007	July 1, 2006
Operating activities:
Net income	$37,438	$133,877
Depreciation and amortization	66,263	59,749
Changes in assets and liabilities, net, and other	(2,143)	(50,052)

Net cash from operating activities	101,558	143,574

Investing Activities:
Purchases of property and equipment, net, and other	(11,485)	(57,957)

Financing Activities:
Transactions with parent companies and other	(70,704)	(300,989)

Effect of changes in foreign currency exchange rates on cash	1,051	2,992

Increase (decrease) in cash and cash equivalents	20,420	(212,380)

Cash and cash equivalents at beginning of year	155,973	510,632

Cash and cash equivalents at end of period	$176,393	$298,252

TABLE 4
HANESBRANDS INC.
Supplemental Financial Information
(Dollars in thousands, except per-share amounts)
(Unaudited)
Reconciliation of Reported Operating
Results with Certain Information
Excluding Actions

	Quarter Ended		Six Months Ended
	June 30, 2007	July 1, 2006	June 30, 2007	July 1, 2006
A. Operating profit excluding actions

Operating profit as reported	$88,115	$79,910	$156,981	$176,148
Plant closings and reorganization	39,586	(1,046)	61,099	238
Amortization of gain on postretirement benefits included in SG&A	(2,012)	—	(4,025)	—
Spinoff and related charges included in SG&A	368	14,703	1,169	18,900

Operating profit excluding actions	$126,057	$93,567	$215,224	$195,286

Percentage of net sales	11.2%	8.4%	10.0%	9.1%

B. Net income excluding actions

Net income as reported	$25,434	$59,285	$37,438	$133,877
Plant closings and reorganization	39,586	(1,046)	61,099	238
Amortization of gain on postretirement benefits included in SG&A	(2,012)	—	(4,025)	—
Spinoff and related charges included in SG&A	368	14,703	1,169	18,900
Other expenses (loss on early extinguishment of debt)	551	—	551	—
Tax effect on plant closings and reorganization, amortization of gain, spinoff and related charges and other expenses	(11,548)	(2,731)	(17,638)	(3,828)

Net income excluding actions	$52,379	$70,211	$78,594	$149,187

Diluted earnings per share excluding actions	$0.54	$0.73	$0.81	$1.55

C. Supply chain actions

Plant closings and reorganization
-Accelerated depreciation included in Cost of sales	$12,413	$—	$17,680	$—
-Accelerated depreciation included in SG&A	948	—	948	—
-Restructuring	26,225	(1,046)	42,471	238

Total	$39,586	$(1,046)	$61,099	$238

Noncash amount	$11,919	$(3,881)	$16,554	$(3,881)

D. EBITDA

Net income	$25,434	$59,285	$37,438	$133,877
Interest expense, net	51,230	5,768	102,947	8,868
Income tax expense	10,900	14,857	16,045	33,403
Depreciation and amortization	38,093	30,654	66,263	59,749

Total EBITDA	$125,657	$110,564	$222,693	$235,897